Sheet1

ML Multi-State Municipal Series Trust
Series Number: 18
File Number: 811-4375
CIK Number: 774013
Merrill Lynch Connecticut Municipal Bond Fund
For the Period Ending: 07/31/2001

Pursuant to Exemptive Order No. IC-15520 the following schedule enumerates the transactions with Merrill Lynch, Pierce, Fenner & Smith Incorporated, for the year ended July 31, 2001.

Sales (In Thousands)

Transaction	Face	Security		Due
Date	Amount	Description	Rate	Date

04/30/01	$500	Connecticut ST Health & Edl	5.00%	07/01/2027
05/24/01	$1,100	Connecticut ST Health & Edl	5.00%	07/01/2027
05/30/01	$600	Connecticut ST Health & Edl	5.00%	07/01/2027
07/18/01	$200	Connecticut ST Health & Edl	5.00%	07/01/2027

Last Updated on 09/27/2001
By Karen Lang